UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

 FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 18, 2012

MB FINANCIAL, INC.

Maryland	0-24566-01	364460265
(State or other jurisdiction	(Common File No.)	(IRS Employer
of incorporation)		Identification Number)

800 West Madison Street, Chicago, Illinois	60607
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (888) 422-6562

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In 2009, based on the recommendation of the Organization and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of MB Financial, Inc. (the “Company”), the Board amended the compensation arrangements of Mitchell Feiger, President and Chief Executive Officer, and Jill E. York, Vice President and Chief Financial Officer, to address the impact of the Company’s participation in the Troubled Asset Relief Program (“TARP”) Capital Purchase Program and TARP’s restrictions on executive compensation, including the prohibitions on the payment or accrual of bonuses and limitations on equity-based incentive compensation to certain long term restricted stock awards which comply with the regulations. The amended compensation arrangements included an incremental salary adjustment paid in salary stock and cash which shifted a portion of the executive’s total compensation to fixed from variable compensation consistent with the TARP restrictions.

As previously reported in March 2012, the Company exited TARP by repurchasing the preferred stock issued to the United States Department of Treasury. The Company is no longer subject to the compensation restrictions.

On July 18, 2012, the Board, based on the recommendation of the Committee, approved changes to the compensation arrangements for Mr. Feiger and Ms. York to reflect the Company’s exit from TARP.  The Board approved elimination of the salary adjustment and established annual base salary and target annual bonus and long-term incentive compensation (“LTI”) percentages for Mr. Feiger and Ms. York, reflecting their eligibility to earn bonus and other incentive-based compensation.  Consistent with the Company’s compensation philosophy, the new compensation arrangements for Mr. Feiger and Ms. York position their target compensation levels within the 50th to 60th percentile of the Company’s peers. The new base salary amounts, and the target annual bonus and target annual LTI, stated as percentages of base salary, are set forth in the table below.

	Base Salary	Target Bonus %	LTI %
Mitchell Feiger	$775,000	75%	140%

Jill York	$424,000	50%	80%

Additional information regarding the Company executive compensation program and Mr. Feiger’s and Ms. York’s compensation can be found in the Company’s April 25, 2012 proxy statement for the 2012 Annual Meeting of Stockholders held June 13, 2012.

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 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MB FINANCIAL, INC.

Date: July 24, 2012	By:	/s/Jill E. York
Jill E. York
Vice President and Chief Financial Officer

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